Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-269256, 333-269257, 333-271739, 333-278283, 333-286291 and 333-293289) of Scilex Holding Company of our report dated April 10, 2026 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BPM LLP

Walnut Creek, California

April 10, 2026